Exhibit No. 10.29
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on December 31, 2008 (the “Effective Date”) between DATASCOPE CORP., a Delaware corporation (the “Corporation”), and LAWRENCE SAPER, an individual residing at 812 Park Avenue, New York, New York (the “Executive”).
W I T N E S S E T H
     WHEREAS, the Corporation and the Executive entered into an employment agreement dated as of July 1, 1996, which the parties subsequently amended on each of May 30, 2000, October 31, 2001, March 13, 2002, October 1, 2002 and April 1, 2005 (the “Old Agreement”);
     WHEREAS, the Corporation and the Executive now desire to amend and restate the Old Agreement to, amongst other things, conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
     NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties contained in this Agreement and intending to be legally bound, the parties agree as follows:
     1. Employment. The Corporation agrees to continue to employ the Executive, and the Executive agrees to continue to serve the Corporation, on the terms and conditions set forth in this Agreement.
     2. Term. The term of the Executive’s employment hereunder shall commence on the Effective Date and continue for a five year period; provided that on each day of the term, the term shall be extended by one additional day so that there is always five years remaining in the term (the “Term”). Such extensions shall cease immediately after either party provides written notice to the other that it does not desire to extend the term of this Agreement in which case no further extension of the Term shall occur pursuant hereto.
     3. Position and Duties. The Executive shall serve as the Chief Executive Officer and President of the Corporation and in such other executive capacities as the Board of Directors of the Corporation designates. The Executive shall have such responsibilities and duties, consistent with his present responsibilities and duties, as the Board of Directors from time to time prescribes. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Corporation. Nothing herein, however, shall prevent the Executive from engaging in additional activities in connection with personal investments and community affairs which do not interfere or conflict with his duties.
     4. Place of Employment. The principal place of employment of the Executive shall be at the principal executive offices of the Corporation. The Corporation shall not, without the written consent of the Executive, relocate or transfer its principal executive offices from their present location in Montvale, New Jersey. If the Corporation relocates its principal executive offices with the Executive’s consent, the Corporation shall promptly pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive in connection with a change of the Executive’s residences due to such relocation and if, within six months of his commencement of full-time employment at the Corporation’s relocated executive offices, the Executive requests, shall purchase from the Executive the residences which he is required to vacate. The purchase price of such residences shall be the average of the appraisals rendered by two appraisers retained by the Corporation, one of whom shall be selected by the Executive. The Executive acknowledges and agrees that he may be required to travel on behalf of the Corporation in connection with his employment. Any reimbursement owed to the Executive under this Section 4 shall be made as soon as administratively practicable, but in no event shall be made later than the last day of the calendar year following the calendar year in which such expense was incurred. The amount of moving expenses which the Executive is entitled to receive (whether as a payment or reimbursement) during any one calendar year pursuant to this Section 4 shall not affect the amount of moving expenses the Executive is entitled to receive (whether as a payment or reimbursement) in any subsequent calendar year.
     5. Compensation and Related Matters.
          (a) Salary and Bonuses.
               (i) Rate of Compensation. The Executive shall receive a base salary (the “Base Salary”) at the annual rate of $1,000,000. The Executive’s Base Salary for each fiscal year for the remainder of the Term shall be increased by such amount as shall be determined by the Board of Directors of the Corporation (or its Compensation Committee). Once established at any specified rate, the Executive’s Base Salary shall not be reduced. The Base Salary shall be payable to the Executive in installments on the Corporation’s normal payroll dates, but not less frequently than monthly.
               (ii) Performance Based Bonus Compensation. The Executive shall be entitled to an annual bonus based on such criteria as shall be determined by the Compensation Committee. The Executive shall also be entitled to receive bonus compensation in accordance with such long-term and annual incentive compensation plans as may be maintained by the Corporation for the benefit of its executives and to participate in any other bonus plans maintained by the Corporation for its executives. Any such bonus or incentive compensation, the receipt of which is not contingent on the Executive’s employment with the Corporation on the date such bonus or incentive compensation is paid, must be paid to the Executive no later than March 15th of the calendar year following the calendar year in which such bonus or incentive compensation was earned.
               (iii) Salary Not Exclusive. Base Salary and bonus compensation shall not be deemed exclusive, and the Executive shall be entitled to participate in any other compensation or benefit plans maintained by the Corporation for the benefit of its employees including, without limitation, the various stock option plans available to the Corporation’s executives. Payments of Base Salary shall not limit or reduce any other obligations of the Corporation or rights of the Executive under this Agreement.

               (iv) Long-Term Incentive Plan. The Executive shall be entitled to participate in a long term incentive plan, the compensation payable under which shall be based on such criteria as shall be determined by the Compensation Committee.
          (b) Expenses. Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Board of Directors of the Corporation with respect to executive employees, the Executive is authorized to incur reasonable business, entertainment and other related expenses (including all travel and living expenses while away from home on business or at the request, and in the service, of the Corporation) in the performance of his duties. The Corporation will promptly reimburse the Executive for all reasonable expenses upon submission to the Corporation of an account of expenses in accordance with the Corporation’s regular procedures for executive officers; provided, however, that in no event shall any such reimbursement be made later than the last day of the calendar year following the calendar year in which such expense was incurred.
          (c) Additional Retirement Benefits. In addition to and not in lieu of any amounts payable by the Corporation to the Executive under any other subsection of this Section 5, the Corporation shall pay to the Executive additional retirement benefits as follows:
               (i) Definitions.
                    (A) “Retirement Benefit” shall mean an amount equal to the difference between (A) 60% of Three Year Average Total Compensation and (B) amounts payable to the Executive upon his retirement at or after age 65 under the Corporation’s qualified pension plan, as then in effect (the “Pension Plan”), on a 10 year certain basis (as set forth in the Pension Plan at Section 8.4, option 2).
                    (B) “Value” shall mean the lump-sum actuarial value of the Retirement Benefit that would have been payable to the Executive had his retirement occurred on his 65th birthday calculated based on the 1983 Group Annuity Mortality Table (male rates) and 5% interest.
                    (C) “Adjusted Value” shall mean the Value increased by 5% per year, compounded annually, to the actual date of the Executive’s retirement, and prorated for periods of less than one year based upon completed months. As of April 1, 2005, the amount of Adjusted Value accrued was reduced by Five Hundred Thousand Dollars ($500,000), and increases in Adjusted Value on and after such date have accrued, and shall continue to accrue, from such reduced amount. Following such reduction, the Adjusted Value as of such date was $14,263,067.
                    (D) “Minimum Retirement Benefit” shall mean the Adjusted Value converted into an annual retirement benefit based on the 1983 Group Annuity Mortality Table (male rates) and 5% interest. The lump-sum actuarial factor used in this conversion shall be based upon the Executive’s age (to the nearest month) at his actual date of retirement, interpolated linearly if such age is not a whole number. The amounts so determined are shown on the attached Schedule A.

                    (E) Three Year Average Total Compensation. For the purposes hereof, “Three Year Average Total Compensation” shall mean the average total compensation, comprising Base Salary and all bonus compensation, for the three years in which the Executive’s compensation was greatest of the ten years immediately preceding the Executive’s retirement, disability or death.
                    (F) Retirement. For the purposes hereof, the Executive’s retirement shall be deemed to have occurred if at any time after the date hereof, the Executive elects to retire from his duties with the Corporation. In addition, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties on a full time basis for 180 consecutive days, and within thirty (30) days after a written Notice of Termination (as defined in subsection (e) of Section 8 hereto) is given shall not have returned to the performance of his duties on a full time basis, the Executive shall be deemed to have retired from his duties with the Corporation.
               (ii) Retirement Benefits. The Corporation shall pay to the Executive each year, for life, commencing on the first day of the first fiscal year of the Corporation beginning after the Executive’s retirement, the greater of (A) the Retirement Benefit payable under the supplemental executive retirement program, excluding all benefits payable under the Corporation’s qualified retirement plan, and (B) the Minimum Retirement Benefit. Payments to the Executive pursuant to this clause (ii) shall be made monthly.
               (iii) Pre-Retirement Survivor Benefit. Upon the death of the Executive, a trust created for the primary benefit of the spouse and children of the Executive (the “Trust”) shall receive ten million ($10,000,000) dollars in proceeds of life insurance payable from one or more policies of insurance on the life of the Executive pursuant to a Split-Dollar Agreement, dated July 25, 1994, between the Executive, the Corporation and the Trust (the “Split-Dollar Agreement”).
     The premiums for such policies shall be apportioned between the Corporation and the Trust in accordance with the terms of the Split-Dollar Agreement and the Corporation’s interest therein shall be secured by collateral assignment of such policy or policies executed by the Trust and the Corporation.
     In each year during the term of the Split-Dollar Agreement, the Corporation shall reimburse the Executive for the portion of such year’s premiums that is a deemed economic benefit to the Executive and payable by the Trust pursuant to the Split Dollar Agreement (the “Reimbursement”). In addition, following the determination of the Executive’s personal city, state and federal income tax liability for such year, the Corporation shall also reimburse the Executive for all city, state and federal income taxes, if any, required to be paid by the Executive and directly attributable to such deemed economic benefit in such year (the “Tax Reimbursement”). The Reimbursement shall be made as soon as administratively practicable, but in no event shall be made after the last day of the calendar year following the calendar year in which such expenses were incurred. The Tax Reimbursement shall be made as soon as administratively practicable, but in no event shall be made after the last day of the calendar year next following the calendar year in which the Executive pays such taxes.

     Notwithstanding the foregoing, until the three-year anniversary of the assignment of a certain policy of insurance on the life of the Executive to the Trust, if Carol Saper is living at the death of the Executive and is his surviving spouse as such term is defined in the Trust under Agreement, dated June 28, 1994 (the “Spouse”), such death benefit shall be paid to the Spouse and the Trust in accordance with the terms of the Split-Dollar Agreement.
          (d) Automobile. In lieu of providing the Executive an automobile, during the Term, the Corporation shall continue to pay additional amounts to the Executive. The amounts payable each year shall be as determined by the Board of Directors (or its Compensation Committee) and shall be paid no later than March 15th of the calendar year following the calendar year to which such amounts are attributable.
          (e) Services Furnished. The Corporation shall furnish the Executive with office space suitable for a chief executive officer, stenographic assistance and such other facilities and services as shall be suitable to the Executive’s position and for the performance of his duties.
          (f) Country Club.
          (i) The Corporation will reimburse the Executive for his membership deposit of $260,000 (the “Membership Deposit”) and sales tax of $21,450 payable to the East Hampton (NY) Golf Club (the “Club”). The Membership Deposit will be refunded to the Corporation as soon as practicable upon the earlier of (A) the termination of the Executive’s employment with the Corporation, (B) the termination of the Executive’s membership at the Club or (C) the thirtieth (30th) anniversary of the date that the Executive became a member of the Club; provided that, if the Executive’s employment with the Corporation is terminated prior to the events described in subsections (B) or (C) of this paragraph, the Membership Deposit may be offset by the Corporation against any amounts owed by the Corporation to the Executive under this Agreement.
          (ii) Commencing with the payment of the annual membership dues payable to the Club for the 2001 calendar year, the Corporation shall pay the Executive’s annual membership dues until the termination of Executive’s employment with the Corporation; provided, however, that any such payment shall be made as soon as administratively practicable following the date such expense becomes due, but in no event later than the last day of the calendar year following the calendar year in which such expense becomes due.
     6. Insurance. The Executive agrees that the Corporation may at any time and for the Corporation’s own benefit, apply for and take out life, health, accident, and/or other insurance covering the Executive either independently or together with others in any amount which the Corporation deems to be in its best interests and the Corporation may maintain any existing insurance policies on the life of the Executive owned by the Corporation. The Corporation shall own all rights in any such insurance policies and in the cash values and proceeds thereof and, except as otherwise provided, the Executive shall not have any right, title or interest therein. The Executive agrees to assist the Corporation at the Corporation’s expense in obtaining any such insurance by, among other things, submitting to the customary examinations and correctly preparing, signing and delivering such applications and other documents as may be required by insurers.
     7. Unauthorized Disclosure; Inventions.
          (a) Confidentiality. During the Term, the Executive shall not, without the written consent of the Board of Directors, disclose to any person, other than an employee of the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties, any material confidential information obtained by the Executive while employed by the Corporation, with respect to any of the Corporation’s products, improvements, formulae, designs or styles, processes, customers, methods of distribution or methods of manufacture, the disclosure of which the Executive knows will be materially damaging to the Corporation, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation. For the period ending two years following the termination of the Executive’s employment, the Executive shall not disclose any confidential information of the type described above except as determined by him to be reasonably necessary in connection with any business or activity in which he is then engaged.
          (b) Inventions. The Executive shall promptly and fully disclose to an appropriate executive officer of the Corporation any and all inventions or formulae made, developed or created by the Executive (whether at the request or suggestion of the Corporation or otherwise, whether alone or in conjunction with others, and whether during regular work hours or otherwise) during the period of the Executive’s employment by the Corporation which may be directly or indirectly useful in, or relate to, the business of or tests being carried out by the Corporation, and shall promptly deliver to an appropriate executive officer of the Corporation all papers, drawings, models, data and other material relating to any such invention or formulae. All such inventions or formulae shall be the Corporation’s exclusive property as against the Executive.
     The Executive shall, upon the Corporation’s request and without any payment, execute any documents necessary or advisable in the opinion of the Corporation’s counsel to direct issuance of patents to the Corporation with respect to such inventions or to vest in the Corporation title to such inventions as against the Executive. The expense of securing any patent, however, will be borne by the Corporation.
          (c) Binding Effect. The foregoing provisions of this Section 7 shall be binding upon the Executive’s heirs, successors and legal representatives.
     8. Termination. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only under the following circumstances.

          (a) Expiration of Term. The Executive’s employment shall terminate upon the expiration of the Term or upon any earlier termination of such term due to the Executive’s retirement; provided, that in the event of a termination resulting from the Executive’s retirement, the Executive shall be entitled to all retirement and other continuing benefits provided for in this Agreement and the provisions of Section 7 of this Agreement shall remain in full force and effect.
          (b) Death. The Executive’s employment shall terminate upon his death.
          (c) Cause. The Corporation may terminate the Executive’s employment for Cause. For purposes of this Agreement, the Corporation shall have “Cause” to terminate the Executive’s employment if (i) the Executive willfully and continually fails to substantially perform his duties (other than as a result of the Executive’s incapacity due to physical or mental illness) after the Board of Directors of the Corporation has delivered to the Executive a written demand for substantial performance specifically identifying the manner in which it believes the Executive has not substantially performed his duties, or (ii) the Executive willfully engages, in his capacity as an executive of the Corporation, in gross misconduct materially injurious to the Corporation. For purposes of this subsection (c), no act, or failure to act, on the Executive’s part shall be considered “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in the best interest of the Corporation. The Executive shall not be deemed to have been terminated for Cause unless and until, after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board of Directors of the Corporation, the Board of Directors has determined based on clear and convincing evidence that the Executive was guilty of the conduct described in clause (i) or (ii) of the first sentence of this Section 8(c), and delivered to the Executive a Notice of Termination stating such determination and specifying the particulars thereof in detail.
          (d) Termination by the Executive. The Executive may terminate his employment hereunder (i) for Good Reason, or (ii) if his health should become impaired such that his continued performance of his duties hereunder is hazardous to his physical or mental health or his life. For purposes of this Agreement, “Good Reason” shall mean (A) a change in control of the Corporation (as defined below), (B) any assignment to the Executive of any duties inconsistent with his present duties as Chief Executive Officer and President of the Corporation or a change in his present responsibilities without his express written consent, (C) any removal of the Executive without his consent from, or any failure to re-elect the Executive to, the office of President of the Corporation, except in connection with termination of the Executive’s employment for Cause or as a result of his death or disability or by him other than for Good Reason, (D) a reduction in the Executive’s Base Salary as in effect on the date of this Agreement or as the same may be increased from time to time, or a reduction in the Executive’s other benefits or any other failure by the Corporation to comply with Section 5 hereof, (E) failure by the Corporation to comply with Section 4 hereof, (F) failure of the Corporation to obtain from any successor the assumption of or the agreement to perform this Agreement (as contemplated in Section 11), or (G) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8(e). For purposes of this Agreement, a “change in control of the Corporation” shall mean a change in control of a nature that would be required to be reported in a current report on Form 8-K, as in effect on the date of this Agreement, or-pursuant to Section 13 or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); including, without limitation, (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or the Executive or an entity directly or indirectly controlled by the Executive, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities unless the Executive and the Corporation’s Board of Directors, within fifteen (15) business days after having been advised of such acquisition of beneficial ownership, adopts a resolution approving such acquisition, (ii) the Corporation shall have consummated the sale of all or substantially all of the assets of the Corporation, (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, (iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or (v) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board of Directors or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.
          (e) Notice of Termination. Any termination of the Executive’s employment by the Corporation or by the Executive (other than a termination pursuant to subsection (a) or (b) above) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any purported termination not satisfying the requirements of this subsection (e) shall not be effected.
          (f) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after the Notice of Termination is given pursuant to subsections 8(c) or 8(d)(ii), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected).
     9. Compensation Upon Termination.
          (a) Compensation Upon Termination for Cause. If the Executive’s employment is terminated by the Corporation for Cause, the Corporation shall pay the Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Corporation shall have no further obligations to the Executive under this Agreement.
          (b) Improper Termination; Good Reason. If (A) in breach of this Agreement, the Corporation shall terminate the Executive’s employment other than pursuant to subsection 8(c) (it being understood that a purported termination pursuant to subsection 8(c) which is disputed and finally determined not to have been proper shall be a termination by the Corporation in breach of this Agreement) or (B) the Executive shall terminate his employment for Good Reason, then
               (i) The Corporation shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, as well as all accrued bonus compensation through the Date of Termination.
               (ii) In lieu of all salary and incentive compensation payments which the Executive would have earned under this Agreement but for his termination, the Corporation shall pay to the Executive as liquidated damages a lump-sum amount equal to the present value, based on the Applicable Federal Rate (the “AFR”) (as defined in Section 1274(d) of the Code), of the product of (A) the weighted average for the previous three fiscal years of the sum of (1) the Executive’s annual Base Salary for each of such three fiscal years and (2) all bonus compensation paid or payable to the Executive for each of such three fiscal years times (B) the number of years then remaining in the Term. All payments under this Section 9(b) shall be made on or before the fifth day following the Date of Termination.
               (iii) If termination of the Executive’s employment arises out of a breach by the Corporation of this Agreement, the Corporation shall pay all other damages to which the Executive may be entitled as a result of such breach, including damages for any and all loss of benefits which the Executive would have received under the Corporation’s employee benefit plans if the Corporation had not breached this Agreement and had the Executive’s employment continued for the full Term as then in effect (including without limitation benefits the Executive would have been entitled to receive pursuant to any of the Corporation’s pension plans had his employment continued for such Term at the rate of compensation specified herein), such payment to be made in a lump-sum on or before the fifth day following such termination. In addition, the Corporation shall reimburse the Executive for all legal fees and expenses incurred by him as a result of such termination and in enforcing his rights, with such reimbursement to occur as soon as administratively practicable, but in no event after the last day of the calendar year following the calendar year in which such expenses were incurred.

          (c) Continued Maintenance of Benefit Plans. Unless the Executive is terminated for Cause, the Executive shall receive a lump-sum payment from the Corporation on or before the fifth day following such termination equal to the economic value to the Executive of his continued participation in all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination (other than medical and health plans) at the respective levels of coverage in effect at the time the Notice of Termination is given for a period of time equal to the time remaining in the Term immediately prior to such termination of employment.
          (d) Continuation of Additional Retirement. Notwithstanding any other provision of, and in addition to any other payments required under, this Section 9, the Corporation shall pay to the Executive or his spouse, as the case may be, upon the termination of the Executive’s employment, all amounts required to be paid pursuant to Section 5(c) of this Agreement, in the manner and at the times provided for in such section.
          (e) Medical Benefits. Notwithstanding any other provision of, and in addition to any other payments required under, this Section 9, upon termination of the Executive’s employment, the Executive and his spouse (provided that she is at the time covered by the Corporation’s medical benefit plan) shall receive 18 months of COBRA continuation of benefits at the same cost as a similarly situated active employee would pay for such coverage. After the end of each consecutive six-month period within such 18-month period, upon application by the Executive with proof of payment, the Corporation shall reimburse the Executive for the cost paid by him for such COBRA continuation and also for such additional cost for medical care for himself and his spouse as he may have incurred during such six-month period.
Following the end of the 18-month period of COBRA continuation, the Corporation shall reimburse the Executive for medical benefits coverage on the following basis:
     (i) The Executive shall apply for and maintain a Medicare Supplement policy of his choice and shall be responsible for paying the full cost of such coverage. After the end of each quarterly coverage period, upon application by him with proof of payment, the Corporation shall reimburse the Executive for the full amount paid by him for such quarterly coverage and also for such out-of-pocket costs not covered by Medicare or the Medicare Supplement policy as he may have incurred on behalf of himself during such three-month period.
     (ii) While the Executive’s spouse (to whom he was married at the time of his termination) is under age 65, she shall apply for an individual pre-65 guaranteed-issue health insurance policy, in New York or New Jersey as applicable, and the Executive shall pay for the cost of such coverage. After the end of each quarterly coverage period, upon application by the Executive with proof of payment, the Corporation shall reimburse the Executive for the full amount paid by him for such quarterly coverage, and also for such out-of-pocket costs not covered by such policy as he may have incurred on behalf of his spouse during such three-month period.

     (iii) Upon the Executive’s spouse (to whom he was married at the time of his termination) reaching Medicare entitlement age, such spouse shall maintain a Medicare Supplement policy, and the Executive shall be responsible for paying the full cost of such coverage for such spouse. After the end of each quarterly coverage period, upon application by him with proof of payment, the Corporation shall reimburse the Executive for the full amount paid by him for such quarterly coverage and also for such out-of-pocket costs not covered by Medicare or such Medicare Supplement policy as he may have incurred on behalf of his spouse during such three-month period.
     (iv) In the event that the Executive predeceases his spouse (to whom he was married at the time of his termination), she may maintain for herself for her lifetime the medical benefits coverage referred to in paragraphs (ii) and (iii) above, as either may be applicable at any time. If she does maintain such coverage, after the end of each quarterly coverage period, upon application by her with proof of payment, the Corporation shall reimburse her for the full amount paid by her for such quarterly coverage and also for such out-of-pocket costs not covered by Medicare or such Medicare Supplement policy as she may have incurred on behalf of herself during such three-month period.
Notwithstanding anything contained herein to the contrary, all reimbursements pursuant to this Section 9(e) shall be made as soon as administratively practicable, but in no event shall be made after the last day of the calendar year following the calendar year in which such expenses were incurred.
          (f) Potential Reduction in Change in Control Payments. Notwithstanding any other provision of this Agreement to the contrary, in the event that any payments or benefits received or to be received by the Executive in connection with the Executive’s employment with the Corporation (or termination thereof) would subject the Executive to the excise tax imposed under Sections 4999 of the Code (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the Executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) such cash payments and benefits shall first be reduced (if necessary, to zero) and (ii) all other non-cash payments and benefits shall next be reduced.
          (g) No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise
     10. Delay in Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (i) the first business day of the seventh month following the Executive’s separation from service or (ii) the 10th business day following the Executive’s death, and all payments thereafter shall be made in accordance with their regular schedule as set forth in this Agreement. Any such delayed payments shall accrue simple interest at the AFR, and such interest shall accrue until, and be paid to the Executive on, the date the Executive receives such lump-sum payment. For purposes of Code Section 409A, each installment payment owed to the Executive under this Agreement shall be treated as a separate payment.
     11. Successor Corporation. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean Datascope Corp. and any successor to its business and/or assets.
     12. Successors and Assigns of the Executive. This Agreement shall not be assignable by the Executive. All of the terms and provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by the Executive, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     13. Notice. All notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:
     If to the Executive to:
Lawrence Saper
812 Park Avenue
New York, N Y 10024
     If to the Corporation to:
c/o Datascope Corp.
14 Philips Parkway
Montvale, New Jersey 07645

Attention: Corporate Counsel
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     14. Waiver; Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement, unless set forth expressly in this Agreement.
     15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     17. Arbitration; Choice of Law. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expense of such arbitration shall be borne by the Corporation. This Agreement shall be governed by the laws of the State of New Jersey, without reference to such states conflict of law rules. If the Corporation reimburses the Executive for any expenses in connection with this Section 17, such reimbursements shall be made as soon as administratively practicable, but in no event shall be made after the last day of the calendar year following the calendar year in which such expenses were incurred.
     18. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the Corporation and the Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. Notwithstanding the previous sentence, the following agreements will remain in full force and effect: (i) the Split-Dollar Agreement, (ii) the Split-Dollar Life Insurance Agreement and Collateral Assignment for Policy #2993814, dated June 1, 1985, by and between the Corporation and the Executive, (iii) the Split-Dollar Life Insurance Agreement and Collateral Assignment for Policy #3099257, dated June 1, 1987, by and between the Corporation and the Executive, (iv) the Modification Agreement, dated as of July 25, 1994, by and among the Corporation, the Executive and Carol Saper, Daniel Brodsky and Helen Nash, Trustees of the Saper Family 1994 Trust UTA. dtd. 6/28/94 (collectively with all successors, the “Trustees”), only with regard to its amendment of the Split-Dollar Agreement, (v) the Assignment, dated as of July 25, 1994, by the

Trustees of the Saper Family 1994 Trust UTA. dtd. 6/28/94, as owner and beneficiary of a certain policy of insurance on the life of the Executive, and the Corporation and (vi) all stock option agreements currently outstanding between the Corporation and the Executive.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

DATASCOPE CORP.
By:	/s/ Henry M. Scaramelli
	Name:	Henry M. Scaramelli
	Title:	Vice President, Finance and Chief Financial Officer

LAWRENCE SAPER
/s/ Lawrence Saper
LAWRENCE SAPER

Schedule A
DATASCOPE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR LAWRENCE SAPER
CALCULATION OF “FLOOR” BENEFIT i.e. MINIMUM BENEFIT AT RETIREMENT AFTER 76.5

	LUMP
	SUM		MINIMUM
	ACTUARIAL	ADJUSTED	RETIREMENT
AGE	FACTOR	VALUE	BENEFIT
76.5	7.004	$14,263,067	$2,036,400
77	6.850	$14,615,294	$2,133,600
78	6.549	$15,346,059	$2,343,300
79	6.257	$16,113,362	$2,575,300
80	5.975	$16,919,030	$2,831,600
81	5.703	$17,764,982	$3,115,000
82	5.442	$18,653,231	$3,427,600
83	5.191	$19,585,892	$3,773,000
84	4.951	$20,565,187	$4,153,700